CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Pre-Effective Amendment No. 1 to Registration Statement No. 333-268428 on Form S-3 of our report dated March 8, 2023, relating to the consolidated financial statements and financial statement schedules of Metropolitan Life Insurance Company and subsidiaries (the “Company”), appearing in the Annual Report on Form 10-K of the Company for the year ended December 31, 2022. We also consent to the reference to us as Experts under the heading “Independent Registered Public Accounting Firm” in the Prospectus, which is part of this Registration Statement.

New York, New York

March 27, 2023